SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 25, 2006 (May 19, 2006)

ALFA CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	0-11773	63-0838024
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2108 East South Boulevard P.O. Box 11000, Montgomery, Alabama		36191-0001
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (334) 288-3900

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

See below

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On May 23, 2003, Alfa Corporation, Alfa Financial Corporation, Alfa Life Insurance Corporation, Alfa Insurance Corporation, and Alfa General Insurance Corporation (hereinafter “Alfa”) entered into a Third Amended and Restated Credit Agreement (“Third Amended Agreement”) with AmSouth Bank and various lenders identified on the signature pages of the agreement. The purpose of the Third Amended Agreement was to amend and restate a prior agreement for the purposes, among others, of (i) increasing a revolving credit facility from $220,000,000 to $300,000,000, the proceeds of which are to be used by Alfa for general corporate purposes, including seasonal working capital, acquisitions, share repurchases, a commercial paper back up line and support for a variable rate demand note program, and (ii) adding new lenders.

The Third Amended Agreement provides for two principal types of loans, “competitive bid loans,” which may be made by the various lenders at absolute rates set by a defined procedure, and “committed loans,” which may be LIBOR Loans (based upon LIBO), or Prime Rate Loans (based upon the prime rate fixed by AmSouth as the Agent bank).

The Third Amended Agreement provides that an event of default would occur upon the happening of certain specified events such as failure by the borrowers to make payment required by the agreement, breach of representations and warranties in any material respect, and failure by the borrowers to comply with certain covenants, provided that certain covenants provide for cure periods. If an event of default ever occurred, the Agent bank could, among other things, declare the obligations due under the Third Amended Agreement to bear interest at a “default rate,” which is a rate of interest two percent per annum in excess of the highest interest rate that would otherwise be payable on such obligations, the lenders would not be obligated to advance any additional loans under the agreement, and the Agent could declare the entire principal amount of all obligations then outstanding, including interest accrued thereon, to be immediately due and payable.

On May 21, 2004, Alfa entered into a First Amendment to the Third Amended Agreement (“First Amendment”). Among other revisions, the First Amendment extended the maturity date of the Third Amended Agreement to May 20, 2005, and increased the minimum stockholder equity required of Alfa Corporation and Alfa Financial Corporation.

On May 20, 2005, Alfa entered into a Second Amendment to the Third Amended Agreement (“Second Amendment”). Among other revisions, the Second Amendment extended the maturity date of the Third Amended Agreement to May 19, 2006, amended the definition of “Applicable LIBO Rate Margin” and “Ratio of Losses”, and increased the minimum stockholder equity required of Alfa Corporation.

On May 19, 2006, Alfa entered into a Third Amendment to the Third Amended Agreement (“Third Amendment”). Among other revisions, the Third Amendment adds Alfa Vision Insurance Corporation as a party to the Third Amended Agreement; extends the maturity date of the Third Amended Agreement to May 19, 2011; amends the definitions of “Applicable Facility Fee Margin”, “Applicable LIBO Rate Margin”, “Required Lenders”, and “Revolving Credit Commitment” and adds definitions for “EBIT” and “Interest Expense”; increases the minimum stockholder equity required of Alfa Corporation and deletes the minimum stockholder equity requirement for Alfa Financial Corporation; provides for an optional increase in the Total Revolving Credit Commitments up to $350,000,000; and adds a provision regarding “Consolidated Interest Coverage”, requiring Alfa Corporation to maintain a ratio, on a consolidated basis, measured at the end of each fiscal quarter of: (1) EBIT to (2) Interest Expense for the preceding four fiscal quarters of at least 3.0 to 1.0.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Dated: May 25, 2006

ALFA CORPORATION

By:	/s/ STEPHEN G. RUTLEDGE
Stephen G. Rutledge Senior Vice President, Chief Financial Officer and Chief Investment Officer